Exhibit 99.1

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Media contact:	Lisa Feuerbach lisa.feuerbach@columbiathreadneedle.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCEMENTS REGARDING

15th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, March 31, 2025 — The Board of Directors (the Board) of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) (NYSE: STK) today announced that the Fund’s 15th Annual Meeting of Stockholders will be held on June 24, 2025 (the Meeting) in Minneapolis, MN. The close of business on April 29, 2025 has been fixed by the Fund’s Board as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

At the Meeting, Stockholders will be asked to re-elect four directors, Mses. Janet Langford Carrig and Sandra L. Yeager and Messrs. Daniel J. Beckman and Douglas A. Hacker, to the Board, each to hold office until the 2028 Annual Meeting of Stockholders, and all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the 2025 fiscal year; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting time and how to access the Meeting, will be described in a notice of meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

The Fund is managed by Columbia Management Investment Advisers, LLC.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information about the Fund) may be obtained by contacting your financial advisor or visiting columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Fund. For more information, please visit columbiathreadneedleus.com.

Investment products are not insured by the FDIC, NCUA or any federal agency, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

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